Exhibit 10.5

DISTRIBUTION AGREEMENT

DATED AS OF SEPTEMBER 9, 2005

BETWEEN

FOREST OIL CORPORATION

AND

SML WELLHEAD CORPORATION

TABLE OF CONTENTS

ARTICLE I

DEFINITIONS

Section 1.1	General	1
Section 1.2	References to Time	12

ARTICLE II

PRELIMINARY TRANSACTIONS

Section 2.1	Business Separation	12
Section 2.2	Conveyancing and Assumption Agreements	13
Section 2.3	Certificate of Incorporation; By-laws	13
Section 2.4	Issuance of Stock	13
Section 2.5	Other Agreements	13
Section 2.6	Transfers Not Effected Prior to the Distribution; Transfers Deemed Effective as of the Distribution Date	13

ARTICLE III

THE DISTRIBUTION

Section 3.1	Record Date and Distribution Date	15
Section 3.2	The Agent	15
Section 3.3	Delivery of Share Certificates to the Agent	15
Section 3.4	The Distribution	15

ARTICLE IV

CASH AMOUNT

Section 4.1	Estimated Cash Amount	16
Section 4.2	Actual Cash Amount	16
Section 4.3	Incremental Tax Amount	16
Section 4.4	Dispute Resolution Procedure	17
Section 4.5	Payment of Cash Amount	17

ARTICLE V

SURVIVAL AND INDEMNIFICATION

Section 5.1	Survival of Agreements	17
Section 5.2	Indemnification	17
Section 5.3	Procedures for Indemnification for Third-Party Claims	18

i

ii

Section 9.10	Severability	31
Section 9.11	References; Construction	31
Section 9.12	Termination	31
Section 9.13	Consent to Jurisdiction and Service of Process	31
Section 9.14	Waivers	32
Section 9.15	Specific Performance	32
Section 9.16	Waiver of Jury Trial	32

Exhibit A	-	Certificate of Incorporation of Spinco
Exhibit B	-	Bylaws of Spinco
Exhibit C	-	Certificate of Officers of Forest
Exhibit D	-	Certificate of Officers of Spinco
Exhibit E	-	Certificate of Officers of the Company

iii

DISTRIBUTION AGREEMENT

THIS DISTRIBUTION AGREEMENT, dated as of September 9, 2005, is between Forest Oil Corporation, a New York corporation (“Forest”), and SML Wellhead Corporation, a Delaware corporation and a wholly owned subsidiary of Forest (“Spinco”).

WHEREAS, Forest, Spinco, Mariner Energy, Inc., a Delaware corporation (the “Company”), and MEI Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”), have entered into an Agreement and Plan of Merger, dated as of September 9, 2005 (the “Merger Agreement”), pursuant to which, at the Effective Time (as such term and other capitalized terms are defined in Article I hereof), Merger Sub will merge with and into Spinco, with Spinco being the surviving corporation, and Spinco becoming a wholly owned subsidiary of the Company (the “Merger”);

WHEREAS, this Agreement and the other Transaction Agreements set forth certain transactions that are conditions to consummation of the Merger;

WHEREAS, prior to the Distribution Date, and subject to the terms and conditions set forth herein, Forest intends to transfer or cause to be transferred to Spinco all of the Spinco Assets, which represent substantially all of Forest’s Offshore Gulf of Mexico assets, and Spinco intends to assume all of the Spinco Liabilities, as contemplated by this Agreement (the “Contribution”);

WHEREAS, subject to the conditions set forth in this Agreement, all of the issued and outstanding shares of common stock of Spinco, par value $0.10 per share (“Spinco Common Stock”), will be distributed on a pro rata basis (the “Distribution”) to the holders as of the Record Date of the outstanding common stock of Forest, par value $0.10 per share (“Forest Common Stock”); and

WHEREAS, the parties to this Agreement intend that the Contribution and the Distribution qualify under Sections 368(a) and 355 of the Internal Revenue Code of 1986, as amended (the “Code”), respectively, and that the Merger qualify as a reorganization under Section 368(a) of the Code;

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1                                      General.  As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Actual Cash Amount” shall have the meaning specified in Section 4.2.

“Affiliate” shall mean, with respect to any specified Person, any other Person that directly or indirectly, controls, is controlled by or is under common control with, such specified Person.  For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise; provided, however, that for purposes of this Agreement, from and after the Distribution Date, no member of either Group shall be deemed an Affiliate of any member of the other Group.

“Agent” shall mean the distribution agent to be appointed by Forest to distribute the shares of Spinco Common Stock pursuant to the Distribution.

“Agreement” shall mean this Distribution Agreement.

“Assets” shall mean the Spinco Assets or the Forest Assets, as the case may be.

“Assumed Abandonment Liabilities” shall mean Liabilities arising from legal obligations to plug, abandon, remove, or otherwise retire (a) to the extent constituting Spinco Assets, all real or immovable property, including without limitation  all platforms, pipelines and improvements located or situated on, related to, or used in connection with the Properties; (b) to the extent constituting Spinco Assets, all equipment, personal or movable property, fixtures and improvements located on or to the extent reasonably necessary in connection with the operation of the Properties, the Easements and all other Spinco Assets including without limitation all wells (whether producing or shut-in and whether for production, injection or disposal), flowlines, gathering systems, processing plants, piping, tanks, buildings, boat docks, treatment facilities, injection facilities, disposal facilities, compression facilities, production units, tank batteries; and (c) all other assets constituting a Spinco Asset, in each case (with respect to each of clauses (a), (b) and (c) above) to the extent such Liabilities are either (i) described in the FAS 143 disclosure in respect of the Spinco Assets provided by Forest to the Company prior to the date hereof, (ii) arising after the Measurement Date, or (iii) not within the Knowledge of Forest as of the date hereof; provided, however, that the extent of an Assumed Abandonment Liability shall not be limited by the specific dollar amounts contained in the FAS 143 disclosure.

“Assumed Derivative Liabilities” shall mean Liabilities under the derivatives contracts set forth in Section 1.1(A) of the Disclosure Schedule.

“Assumed Environmental Liabilities” shall mean Liabilities, to the extent arising from the conduct of the Spinco Business (whether prior to or after the Measurement Date) (i) as the result of an Environmental Condition or (ii) as a result of a claim by a Governmental Authority for property damage, damage to natural resources, remediation, or payment or reimbursement of response costs incurred or expended by such Governmental Authority pursuant to Environmental Law; provided, that Assumed Environmental Liabilities shall not include any Liability (i) arising from the conduct of the Spinco Business prior to the Measurement Date that was required to have been set forth on Section 4.10 of the Spinco Disclosure Schedule, but that was omitted from such schedule, or (ii) in excess of $10.0 million in the aggregate, as actually incurred by Spinco,  in connection with the conditions described in clauses (ii) and (iv) of Section 4.10 of the Spinco Disclosure Schedule.

“Business” shall mean the Spinco Business or the Forest Business, as the case may be.

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which banking institutions in the City of New York are authorized or obligated by law or executive order to close.

“Cash Amount” shall mean an amount calculated as follows:

(i)                                     Two hundred million dollars ($200 million); provided, however, that if the condition described in Section 4.2 of the Spinco Disclosure Schedule has not been satisfied, such amount shall equal two hundred seventy-five million dollars ($275 million); less

(ii)                                  All revenue recognized by Forest in accordance with GAAP applied on a consistent basis (or as otherwise agreed by Forest, Spinco and the Company), derived from the Spinco Assets during the Measurement Period (including, without limitation, oil and gas revenue, settled gains and losses from Assumed Derivative Liabilities, gas processing revenue and gas marketing revenue, but excluding gains on sales of  property, plant and equipment related to the Spinco Assets); less

(iii)                               Cash consideration of any sale during the Measurement Period of property, plant and equipment related to the Spinco Assets recognized by Forest in accordance with GAAP; plus

(iv)                              The net assets and liabilities described in Section 1.1(B) of the Disclosure Schedule; plus or minus, as determined below,

(v)                                 An amount equal to net gas balancing assets or liabilities, as the case may be, based on a gas price of $6.50 per mmbtu, of the Spinco Business as of the Measurement Date (it being understood and agreed that if the net amount is positive, such amount shall be added to the Cash Amount, and if negative, shall be deducted from the Cash Amount); plus or minus, as determined below,

(vi)                              An amount equal to the net settlement amount in respect of settlements of gas imbalances effected during the Measurement Period (it being understood and agreed that if the net amount is positive, such amount shall be deducted from the Cash Amount, and if negative, shall be added to the Cash Amount); plus

(vii)                           All capital and operating expenditures of Forest attributable to the Spinco Assets during the Measurement Period calculated by Forest in accordance with GAAP, other than expenditures (A) in connection with repairs or remediation to any Properties damaged in Hurricane Ivan or Hurricane Lilly, (B) in connection with any environmental Liabilities that do not constitute Assumed Environmental Liabilities or (C) amounts described in paragraph (x) below; plus

(viii)                        An amount equal to hypothetical income taxes, which amount shall be calculated by applying a rate of 35% to an amount calculated as follows:

(a)                                  Item (ii) of the Cash Amount; less

(b)                                 Item (vii) of the Cash Amount; less

(c)                                  Item (x) of the Cash Amount; less

(d)                                 Item (xi) of the Cash Amount; plus

(e)                                  Capital expenditures in item (vii) of the Cash Amount to the extent they represent tangible assets; less

(f)                                    An amount representing estimated cost depletion computed at a rate of $1.20 per mcfe produced during the Measurement Period, subject to the adjustment as provided in Section 4.3; plus

(ix)                                An amount equal to interest expense, which amount shall be calculated, for each calendar month during the Measurement Period (or partial month, if applicable with respect to the last month of the Measurement Period), at a rate of 6.5% per annum on the aggregate amount of indebtedness of the Spinco Business based on the average for such month, which indebtedness shall be assumed to have equaled two hundred million dollars ($200 million) on the Measurement Date and to have been reduced on the last day of each calendar month after the Measurement Date by net cash provided by operating activities, and increased by net cash used in investing activities, in each case in accordance with GAAP; plus

(x)                                   $1.6 million per month (prorated for any partial month) for general and administrative expenses, plus any Retention Benefits paid to Spinco Employees during the Measurement Period pursuant to Section 6.8(g) of the Merger Agreement; plus

(xi)                                A cash amount for costs and expenses incurred by Forest or Spinco in connection with the Transaction Agreements and the transactions contemplated thereby (including, without limitation, fees and expenses of legal and financial advisors), such costs and expenses not to exceed seven million dollars ($7 million); plus or minus, as determined below,

(xii)                             An amount equal to the change in working capital accounts, other than cash (accounts receivable plus inventories plus other current assets less accounts payable and other current liabilities, but excluding gas imbalances), excluding the effects of FAS 143 and FAS 133, related to the Spinco Assets during the Measurement Period (it being understood and agreed that working capital related to the Spinco Assets at the Measurement Date shall be assumed to be zero and that if the net amount is positive, such amount shall be added to the Cash Amount, and if negative, shall be deducted from the Cash Amount).

“Claims Administration” shall mean the processing of claims made under the Policies, including the reporting of claims to the insurance carrier, management and defense of claims, and providing for appropriate releases upon settlement of claims.

“Claims Made Policies” shall have the meaning specified in Section 6.6(a).

“Code” shall have the meaning specified in the Recitals hereof.

“Company” shall have the meaning specified in the Recitals hereof.

“Company Common Stock” shall have the meaning specified in the Merger Agreement.

“Company Consent” shall have the meaning specified in the Merger Agreement.

“Contribution” shall have the meaning specified in the Recitals hereof.

“Disclosure Schedule” shall mean the schedule prepared and delivered by Forest to Spinco as of the date of this Agreement.

“Dispute Notification” shall have the meaning specified in Section 4.4.

“Distribution” shall have the meaning specified in the Recitals hereof.

“Distribution Date” shall mean the date and time that the Distribution shall become effective.

“Easement” shall mean any easement, right of way, servitude, permit, license, franchise, right of ingress or egress, property use agreement or other estate or similar right or privilege.

“Effective Time” shall have the meaning specified in the Merger Agreement.

“Employee Benefits Agreement” shall mean the Employee Benefits Agreement of even date herewith between Forest and Spinco.

“Environmental Condition” shall mean soil or water contamination, other types of environmental damage or contamination, or other consequences of releases of Hazardous Materials in, on, under or migrating from the Spinco Assets, in each case in violation of Environmental Law.

“Environmental Law” shall have the meaning specified in the Merger Agreement.

“Estimated Cash Amount” shall have the meaning specified in Section 4.1.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, together with the rules and regulations of the SEC promulgated thereunder.

“Forest” shall have the meaning specified in the preamble hereof.

“Forest Assets” shall mean, collectively, all of the right, title and interest of Forest and the Forest Subsidiaries in all their respective assets and properties, tangible or intangible, other than the Spinco Assets.

“Forest Business” shall mean all of the businesses and operations conducted by Forest and the Forest Subsidiaries (other than the Spinco Business) at any time, whether prior to, on or after the Distribution Date.

“Forest Common Stock” shall have the meaning specified in the Recitals hereof.

“Forest Group” shall mean Forest and the Forest Subsidiaries.

“Forest Indemnitees” shall mean Forest, each Affiliate of Forest immediately after the Distribution Date and each of their respective present and former Representatives and each of the heirs, executors, successors and assigns of any of the foregoing.

“Forest Liabilities” shall mean, collectively, (i) all Liabilities of Forest and all Liabilities of the Forest Subsidiaries, including the Liabilities of Forest under the Transaction Agreements, and (ii) all Liabilities set forth on Section 1.1(C) of the Disclosure Schedule; provided that Forest Liabilities shall not include the Spinco Liabilities.

“Forest Subsidiaries” shall mean all direct and indirect Subsidiaries of Forest immediately after the Distribution Date.

“GAAP” shall have the meaning specified in the Merger Agreement.

“Governmental Authority” shall have the meaning specified in the Merger Agreement.

“Group” shall mean the Forest Group or the Spinco Group, as the case may be.

“Hazardous Material” shall have the meaning specified in the Merger Agreement.

“Indemnifiable Losses” shall mean all Losses, Liabilities, damages, claims, demands, judgments or settlements of any nature or kind, including all reasonable costs and expenses (legal, accounting or otherwise as such costs are incurred) relating thereto, suffered by an Indemnitee, including any reasonable costs or expenses of enforcing any indemnity hereunder.

“Indemnifying Party” shall mean a Person that is obligated under this Agreement to provide indemnification.

“Indemnitee” shall mean a Person that may seek indemnification under this Agreement.

“Independent Accounting Firm” shall mean Grant Thornton or BDO Seidman, LLP or, if either of such firms is not independent and available, such other independent accounting firm of national reputation mutually acceptable to Forest and Spinco (or, if Forest and Spinco are unable to agree upon such a firm, then either party shall select one such firm and those two firms shall select a third firm, in which event “Independent Accounting Firm” shall mean such third firm).

“Information” shall mean all records, books, contracts, instruments, computer data and other data and information.

“Knowledge” of any Person or person shall mean the knowledge after due inquiry of the executive officers of such Person (including, with respect to Forest’s or Spinco’s knowledge, the head of the Spinco Business unit).

“Liability” or “Liabilities” shall mean all debts, liabilities and obligations whether absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, and whether or not the same would properly be reflected on a balance sheet.

“Liens” shall have the meaning specified in the Merger Agreement.

“Litigation Matters” shall mean actual, threatened or future litigation, investigations, claims or other legal matters that have been or may be asserted against, or otherwise adversely affect, Forest and/or Spinco (or members of either Group).

“Losses” shall have the meaning specified in the Merger Agreement.

“Material Adverse Effect” shall have the meaning specified in the Merger Agreement.

“Measurement Date” shall mean 12:01 a.m. Central time on July 1, 2005.

“Measurement Period” shall mean the period from the Measurement Date through the Distribution Date.

“Merger” shall have the meaning specified in the preamble hereof.

“Merger Agreement” shall have the meaning specified in the Recitals hereof.

“Occurrence Basis Policies” shall have the meaning specified in Section 6.6(a).

“Offshore Gulf of Mexico” shall have the meaning specified in the Merger Agreement.

“Permitted Liens” shall have the meaning specified in the Merger Agreement.

“Person or person” shall mean a natural person, corporation, company, partnership, limited partnership, limited liability company, or any other entity, including a Governmental Authority.

“Policies” shall mean all insurance policies, insurance contracts and claim administration contracts of any kind of Forest and its Subsidiaries (including members of the Spinco Group) and their predecessors which were or are in effect at any time at or prior to the Distribution Date, including primary, excess and umbrella, commercial general liability, fiduciary liability, product liability, automobile, aircraft, property and casualty, business interruption, directors and officers liability, employment practices liability, workers’ compensation, crime, errors and omissions, special accident, cargo, employee dishonesty and operator’s extra expense insurance policies and captive insurance company arrangements, together with all rights, benefits and privileges thereunder.

“Privileged Information” shall mean, with respect to either Group, Information regarding a member of such Group, or any of its operations, Assets or Liabilities (whether in documents or stored in any other form or known to its employees or agents) that is or may be protected from disclosure pursuant to the attorney-client privilege, the work product doctrine or another applicable privilege, that a member of the other Group may come into possession of or obtain access to pursuant to this Agreement or otherwise.

“Reconciliation Statement” shall have the meaning specified in Section 4.2.

“Record Date” shall mean the close of business on the date to be determined by the Board of Directors of Forest as the record date for determining stockholders of Forest entitled to receive the Distribution, which date shall be a business day preceding the day of the Effective Time.

“Registration Statements” shall mean the Registration Statement on Form 10 (or, if such form is not appropriate, the appropriate form pursuant to the Exchange Act) to be filed by Spinco with the SEC to effect the registration of the Spinco Common Stock pursuant to the Exchange Act in connection with the Distribution, the Registration Statement on Form S-4 to be filed by the Company with the SEC to effect the registration under the Securities Act of the issuance of the shares of Company Common Stock into which shares of Spinco Common Stock will be converted pursuant to the Merger and the Registration Statement on Form S-1 to be filed by the Company with the SEC to effect the registration under the Securities Act of the resale of the shares of Company Common Stock by certain selling stockholders.

“Representative” shall mean, with respect to any Person, any of such Person’s directors, officers, employees, agents, consultants, advisors, accountants, attorneys and representatives.

“Requisite Approval” shall have the meaning specified in the Merger Agreement.

“Retention Benefits” shall have the meaning specified in the Merger Agreement.

“Review Period” shall have the meaning specified in Section 4.2.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, together with the rules and regulations of the SEC promulgated thereunder.

“Spinco” shall have the meaning specified in the preamble hereof.

“Spinco Assets” shall mean, collectively, all of the right, title and interest of Forest and the Forest Subsidiaries prior to the Contribution in and to:

(a)                                  (i) all real property interests of Forest and the Forest Subsidiaries in the Offshore Gulf of Mexico, including without limitation the leasehold estates in and to the oil, gas and mineral leases described on Schedule 1.1(D)(a)(i) (and any extensions, renewals, ratifications or amendments to such interests whether or not such extensions, renewals, ratifications or amendments are described on Schedule 1.1(D)(a)(i) (collectively, the “Properties,” or singularly, a “Property”)), (ii) the overriding royalty interests and reversionary interests described on Schedule 1.1(D)(a)(ii) and (iii) the other assets described on Schedule 1.1(D)(a)(iii);

(b)                                 all real or immovable property and rights incident to or used in conjunction with the Properties, including (i) all rights with respect to the use and occupation of the surface of and the subsurface depths under the Properties; (ii) all rights with respect to any pooled, communitized or unitized acreage by virtue of any Property being a part thereof, including all production from such pool or unit allocated to any such Property; (iii) all platforms, pipelines and improvements located or situated on, related to, or used in connection with the Properties; and (iv) all surplus, materials stocks and inventory listed on Schedule 1.1(D)(b)(iv);

(c)                                  all Easements to the extent related to or used in connection with the Properties;

(d)                                 all oil, gas, condensate and other hydrocarbons produced from or attributable to the Properties from and after the Measurement Date or in storage on the Measurement Date (the “Hydrocarbons”) and all equipment, personal or movable property, fixtures, inventory and improvements located on or to the extent reasonably necessary in connection with the operation of the Properties and the Easements or with the production, treatment, sale, or disposal of the Hydrocarbons, byproducts or waste produced therefrom or attributable thereto, including all wells (whether producing, shut in or abandoned, and whether for production, injection or disposal), wellhead equipment, pumps, pumping units, flowlines, gathering systems, interests in processing plants, platforms, pipelines, vessels, computer software and hardware, piping, tanks, buildings, boat docks, treatment facilities, injection facilities, disposal facilities, compression facilities, spare parts, tools, production units, heaters, separators, dehydrators, tank batteries, abandoned property, offices and office equipment and supplies at Forest’s Metairie and Lafayette offices, and other materials, supplies, equipment, facilities, appurtenances and machinery;

(e)                                  all contracts and instruments, including but not limited to those listed on Schedule 1.1(D)(e)(i), to the extent the same relate to the Properties after the Measurement Date (collectively, the “Contracts”);

(f)                                    any and all books and records (including without limitation those referred to in Section 7.1), files, muniments of title, reports, intellectual property (including without limitation patents, trade secrets and copyrights), state and MMS compliance information, logs core samples, geological, geophysical (to the extent not subject to third party consents or restriction on transfer) and engineering data and information (including blueprints, maps, diagrams, annotated logs, cross sections and all data room material) and interpretive data, analysis and similar information, whether or not of a proprietary nature (including without limitation seismic processing methods) to the extent related to the Properties;

(g)                                 the rights of Spinco and its Subsidiaries under this Agreement and the other Transaction Agreements;

(h)                                 all noncash consideration of any sale after the Measurement Date of property, plant and equipment related to the assets described in paragraphs (a) through (g) above;

(i)                                     any and all proceeds, benefits, refunds, settlements, income or revenue accruing and attributable to the Spinco Assets prior to the Measurement Date to the extent they are in connection with any Assumed Abandonment Liability, any Assumed Environmental Liability or any Assumed Derivative Liability;

(j)                                     any and all proceeds from the settlements of contract disputes with purchasers of Hydrocarbons or byproducts from the Properties, insofar as said disputes are attributable to periods after the Measurement Date;

(k)                                  any and all rights, titles, claims and interests of Forest and its Subsidiaries to or under any policy or agreement of insurance or indemnity, any bond, or to any insurance proceeds or awards, to the extent attributable to pre-Measurement Date events and to the extent they are in connection with any Assumed Abandonment Liability or any Assumed Environmental Liability;

(l)                                     any and all claims and causes of action of Forest and its Subsidiaries arising from acts, omissions or events, or damages to or destruction of property, occurring prior to the Measurement Date to the extent they are in connection with any Assumed Abandonment Liability or any Assumed Environmental Liability; and

(m)                               all accounts receivable, inventories and other current assets (other than cash) attributable to the assets described in paragraphs (a) through (l) above from and after the Measurement Date.

Notwithstanding the foregoing, the Spinco Assets shall not include, and there is excepted, reserved and excluded from the Contribution contemplated hereby:  (a) those certain interests in and to the Properties described on Schedule 1.1(D)(x) and the assets described in paragraphs (b) through (i) above related to such Properties (the “Excluded Properties”), (b) all furniture, fixtures and equipment located in and all contracts relating to, Forest’s office at 707 Seventeenth Street, Suite 3600, Denver, Colorado 80202, (c) subject to Section 7.1, all corporate, financial, legal and Tax records of Forest and the Forest Subsidiaries which are related to the Forest Business, (d) any and all business models, analyses, memoranda or similar documents generated by Forest or its advisers during or in the context of the consideration, negotiations or approvals of any of the Transaction Agreements, (e) any and all proceeds, benefits, refunds, settlements, income or revenue accruing and attributable to the Spinco Assets prior to the Measurement Date (other than in connection with any Assumed Abandonment Liability, any Assumed Environmental Liability or any Assumed Derivative Liability), (f) any and all claims of Forest and its Subsidiaries for refunds of or loss carry forwards with respect to Taxes attributable to the Spinco Assets for any period prior to the Distribution Date, (g) any and all proceeds from the settlements of contract disputes with purchasers of Hydrocarbons or byproducts from the Properties, insofar as said disputes are attributable to periods prior to the Measurement Date, (h) any and all rights to use Forest’s name, marks trade dress or insignia, or to use the name of any other Forest Subsidiary, (i) any and all rights, titles, claims and interests of Forest and the Forest Subsidiaries to or under any policy or agreement of insurance or indemnity, any bond, or to any insurance proceeds or awards, to the extent attributable to pre-Measurement Date events and to the extent that Forest has remediated or otherwise resolved without liability to Spinco any associated Spinco Liability (other than in connection with any Assumed Abandonment Liability or any Assumed Environmental Liability), (j) any employment, consulting, office lease or accounting service contracts listed on Schedule 1.1(D)(y), and (k) any and all claims and causes of action of Forest and the Forest Subsidiaries arising from acts, omissions or events, or damages to or destruction of property, occurring prior to the Measurement Date (other than in connection with any Assumed Abandonment Liability or any Assumed Environmental Liability).

“Spinco Business” shall mean the business conducted by Forest and its Subsidiaries on the Measurement Date related to the Spinco Assets.

“Spinco Common Stock” shall have the meaning specified in the Recitals hereof.

“Spinco Disclosure Schedule” shall have the meaning specified in the Merger Agreement.

“Spinco Group” shall mean Spinco and the Spinco Subsidiaries.

“Spinco Indemnitees” shall mean Spinco, the Company, each Affiliate of Spinco and the Company immediately after the Distribution Date and each of their respective present and former Representatives and each of the heirs, executors, successors and assigns of any of the foregoing.

“Spinco Liabilities” shall mean (i) all Liabilities of the Spinco Business to the extent arising after the Measurement Date and attributable to the conduct of the Spinco Business after the Measurement Date, including without limitation the liabilities of Spinco under the Transaction Agreements, (ii) the Assumed Environmental Liabilities, (iii) the Assumed Abandonment Liabilities and (iv) the Assumed Derivative Liabilities, but excluding (x) Taxes (which shall be governed by the Tax Sharing Agreement) and (y) the Liabilities set forth on Schedule 1.1(E).

“Spinco Subsidiaries” shall mean all direct and indirect Subsidiaries of Spinco.

“Subsidiary” shall have the meaning specified in the Merger Agreement.

“Taxes” shall mean all taxes, charges, fees, duties, levies, imposts, rates or other assessments imposed by any federal, state, local or foreign Taxing Authority, including, but not limited to, income, gross receipts, excise, property, sales, use, license, capital stock, transfer, franchise, payroll, withholding, social security, value added or other taxes (including any interest, penalties or additions attributable thereto); and “Tax” shall mean any of such Taxes.

“Tax Sharing Agreement” shall mean the Tax Sharing Agreement of even date herewith among Forest, Spinco and the Company.

“Taxing Authority” shall mean any Governmental Authority or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the United States Internal Revenue Service or any successor thereto, including, but not limited to its agents, representatives and attorneys).

“Third-Party Claim” shall mean any claim, suit, derivative suit, arbitration, inquiry, proceeding or investigation by or before any court, any governmental or other regulatory or administrative agency or commission or any arbitration tribunal asserted by a Person who or which is neither a party hereto nor an Affiliate of a party hereto.

“Transaction Agreements” shall mean this Agreement, the Employee Benefits Agreement, the Merger Agreement, the Tax Sharing Agreement and the Transition Services Agreement.

“Transition Services Agreement” shall mean the Transition Services Agreement of even date herewith between Forest and Spinco.

Section 1.2                                      References to Time.  All references in this Agreement to times of the day shall be to New York City time.

ARTICLE II

PRELIMINARY TRANSACTIONS

Section 2.1                                      Business Separation.

(a)                                  On or prior to the Distribution Date, Forest shall take or cause to be taken all actions necessary to cause the transfer, assignment, delivery and conveyance to Spinco of all of the Spinco Assets, free and clear of all Liens other than Permitted Liens, and Spinco shall assume, and thereafter timely pay, perform and discharge when due, all of the Spinco Liabilities.

(b)                                 The separation of the Forest Assets and the Spinco Assets, as contemplated by this Agreement shall be effected in a manner that does not unreasonably disrupt either the Forest Business or the Spinco Business.  Subject to Section 2.6, to the extent the separation of any of the Assets cannot be achieved in a reasonably practicable manner, Spinco and Forest will enter into appropriate arrangements regarding the shared Asset, subject to Company Consent not to be unreasonably withheld.  Any costs related to the use of a shared Asset that is not separated as of the Distribution Date shall be allocated in a reasonable manner as agreed by Spinco and Forest, subject to Company Consent not to be unreasonably withheld.

(c)                                  On or prior to the Distribution Date, Forest and Spinco will use their commercially reasonable efforts to amend, in form and substance reasonably satisfactory to the Company, all contractual arrangements between or among Forest, Spinco, their respective Affiliates and any other Person (other than the contractual arrangements relating to the Distribution and the Merger) that either (i) relate to the Forest Business but relate predominantly to the Spinco Business or (ii) relate solely to the Spinco Business, but, by their terms, contain provisions relating to a member of the Forest Group, so that, after the Distribution Date, such contractual arrangements (x) will relate solely to the Spinco Business and (y) will eliminate any provisions relating to a member of the Forest Group and, in either event, will inure to the benefit of the Spinco Group on substantially the same economic terms as such arrangements exist as of the date hereof.  On or prior to the Distribution Date, Forest and Spinco will use their commercially reasonable efforts to amend, in form and substance reasonably satisfactory to the

Company, all contractual arrangements between or among Forest, Spinco, their respective Affiliates and any other Person (other than the contractual arrangements relating to the Distribution and the Merger) that either (i) relate to the Spinco Business but relate predominantly to the Forest Business or (ii) relate solely to the Forest Business, but, by their terms, contain provisions relating to a member of the Spinco Group, so that, after the Distribution Date, such contractual arrangements (x) will relate solely to the Forest Business and (y) will eliminate any provisions relating to a member of the Spinco Group and, in either event, will inure to the benefit of the Forest Group on substantially the same economic terms as such arrangements exist as of the date hereof.  If, in any case, such amendment cannot be obtained, or if an attempted amendment thereof would be ineffective or would adversely affect the rights of Forest or Spinco thereunder, Forest and Spinco will, subject to Section 2.6, cooperate in negotiating a mutually agreeable arrangement, in form and substance reasonably satisfactory to the Company, under which Forest or Spinco, as applicable, will obtain the benefits and assume the obligations thereunder.

(d)                                 Forest hereby represents and warrants to Spinco and the Company that at the time of the Distribution and at the Measurement Date, the Spinco Assets, together with the Assets set forth on Schedule 1.1(D)(x), constitute all of Forest’s, Spinco’s and their respective Subsidiaries’ business and assets in the Offshore Gulf of Mexico and property related thereto, and Forest, Spinco or such Subsidiary owns the Spinco Assets free and clear of all Liens other than Permitted Liens.

Section 2.2                                      Conveyancing and Assumption Agreements.  In connection with the transfer of the Spinco Assets and the assumption of the Spinco Liabilities contemplated by Section 2.1, Forest and Spinco shall execute, or cause to be executed by the appropriate entities, conveyancing and assumption instruments in such forms (as special warranty deeds, where applicable) as shall be reasonably acceptable to Forest, Spinco and the Company.

Section 2.3                                      Certificate of Incorporation; By-laws.  The Certificate of Incorporation and Bylaws of Spinco immediately prior to the Distribution Date will be in the forms attached as Exhibits A and B, respectively.

Section 2.4                                      Issuance of Stock.  Prior to the Distribution Date, the parties hereto shall take all steps necessary so that the number of shares of Spinco Common Stock outstanding and held by Forest shall equal 50,637,010; provided, however, that if the condition described in Section 4.2 of the Spinco Disclosure Schedule has not been satisfied, such number of shares shall equal 51,368,707.

Section 2.5                                      Other Agreements.  Each of Forest and Spinco shall, prior to the Distribution Date, enter into, and cause the appropriate members of the Group of which it is a member to enter into, the other Transaction Agreements.

Section 2.6                                      Transfers Not Effected Prior to the Distribution; Transfers Deemed Effective as of the Distribution Date.  To the extent that any transfers contemplated by this Article II shall not have been consummated on or prior to the Distribution Date, the parties shall use their commercially reasonable efforts to effect such transfers as promptly following the Distribution Date as shall be practicable.  Nothing herein shall be deemed to require the transfer of any Assets or the assumption of any Liabilities which by their terms or operation of law cannot be transferred or assumed; provided, however, that Forest and Spinco shall and shall cause their respective Subsidiaries to use commercially reasonable efforts to obtain any necessary consents or approvals for the transfer of all Assets and the assumption of all Liabilities contemplated to be transferred or assumed pursuant to this Article II.  In the event that any such transfer of Assets or assumption of Liabilities has not been consummated, effective on or before the Distribution Date, the party retaining such Asset or Liability shall thereafter hold such Asset in trust for the use and benefit of the party entitled thereto (at the expense of the party entitled thereto) and retain such Liability for the account of the party by whom such Liability is to be assumed pursuant hereto, and take such other action as may be reasonably requested by the party to which such Asset is to be transferred, or by whom such Liability is to be assumed, as the case may be, in order to place such party, to the extent reasonably possible, in the same position as would have existed had such Asset or Liability been transferred or assumed as contemplated hereby.  As and when any such Asset becomes transferable or such Liability can be assumed, such transfer or assumption shall be effected forthwith.  Without limiting the generality of the foregoing, the parties shall use commercially reasonable efforts to allow Spinco or the Company to retain operatorship of any Property or other Spinco Asset following the Distribution Date.  Subject to the foregoing, the parties agree that, as of the Distribution Date (or such earlier time as any such Asset may have been acquired or Liability assumed), each party hereto shall be deemed to have acquired complete and sole beneficial ownership over all of the Assets, together with all rights, powers and privileges incident thereto, and shall be deemed to have assumed in accordance with the terms of this Agreement all of the Liabilities, and all duties, obligations and responsibilities incident thereto, which such party is entitled to acquire or required to assume pursuant to the terms of this Agreement.  If the transfer of any seismic licenses to Spinco in connection with the Contribution is subject to a transfer, assignment or consent fee, Forest and the Forest Subsidiaries shall provide notice to Spinco and the Company of the existence of such fee and, if requested by the Company, shall cooperate reasonably (without the obligation to incur any expense) with Spinco and the Company to minimize the amount of such fee, which shall (if such transfer was requested by the Company) be paid by Spinco.  Spinco shall not, without Company Consent, bear the costs of any transfer, assignment or consent fees, or fees in connection with filings with the MMS or with any state agency or authority, in connection with the transfer of any Spinco Assets in the Contribution, other than seismic licenses as provided in the immediately preceding sentence; and other than any transfer, assignment or consent fees payable to any Taxing Authority, which shall be governed by the Tax Sharing Agreement.  Notwithstanding any other provision in this Agreement, with respect to all seismic licenses for which the Company does not request that Spinco pay an applicable transfer, assignment or consent fee or that cannot otherwise be transferred to Spinco in accordance with this Section 2.6, Forest shall retain all rights and obligations under such seismic licenses and shall owe no further obligation to the Company or Spinco with respect thereto.  Further, notwithstanding any other provision in this Agreement, with respect to computer software that Forest currently uses for any of the Forest Assets, Forest shall not be obligated to transfer such software to Spinco to the extent such transfer would adversely affect Forest’s ability to continue use of such software for the Forest Assets.  The parties acknowledge and agree that the payment of any transfer or assignment fees by Forest, Spinco, the Company or any of their respective Subsidiaries in connection with the transfer of any assets to Spinco or in connection with the Merger shall not constitute costs and expenses incurred in connection with the Transaction Agreements and the transactions contemplated thereby for purposes of paragraph (xi) of the definition of Cash Amount.

ARTICLE III

THE DISTRIBUTION

Section 3.1                                      Record Date and Distribution Date.  Subject to the satisfaction of the conditions set forth in Section 9.1, the Board of Directors of Forest, consistent with the Merger Agreement and New York law, shall establish the Record Date and the Distribution Date and any appropriate procedures in connection with the Distribution.  The Distribution Date shall be no earlier than the Business Day on which the Effective Time occurs.

Section 3.2                                      The Agent.  Prior to the Distribution Date, Forest shall enter into an agreement with the Agent providing for, among other things, the Distribution to the holders of Forest Common Stock in accordance with this Article III.

Section 3.3                                      Delivery of Share Certificates to the Agent.  Prior to the Distribution Date, Forest shall deliver to the Agent a share certificate representing (or authorize the related book-entry transfer of) all of the outstanding shares of Spinco Common Stock to be distributed in connection with the Distribution.  After the Distribution Date and Effective Time, upon the request of the Agent, Spinco shall provide all certificates for shares (or book-entry transfer authorizations) of Spinco Common Stock that the Agent shall require in order to effect the Distribution.

Section 3.4                                      The Distribution.

(a)                                  Subject to the terms and conditions of this Agreement, Spinco shall instruct the Agent to distribute on a pro rata basis, as of the Distribution Date, a total of 50,637,010 shares of Spinco Common Stock in respect of the outstanding shares of Forest Common Stock held by holders of record of Forest Common Stock on the Record Date; provided, however, that if the condition described in Section 4.2 of the Spinco Disclosure Schedule has not been satisfied, such number of shares shall equal 51,368,707.  All shares of Spinco Common Stock distributed in the Distribution shall be duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights.

(b)                                 Notwithstanding anything herein to the contrary, no certificate or scrip representing fractional shares of Spinco Common Stock shall be distributed in the Distribution.  All fractional shares of Spinco Common Stock that a holder of Forest Common Stock would otherwise be entitled to receive as a result of the Distribution shall be aggregated and if a fractional share results from such aggregation, such fractional share shall be treated in accordance with the procedure set forth in the following sentence.  Spinco shall instruct the Agent to aggregate all fractional shares of Spinco Common Stock, sell such shares in the public market and distribute to holders of Forest Common Stock who otherwise would have been entitled to such fractional shares of Spinco Common Stock a pro rata portion of the net proceeds of such sale.

(c)                                  Subject to the terms and conditions of this Agreement, on the Distribution Date and in connection with the Contribution, Spinco shall pay to Forest the Estimated Cash Amount determined pursuant to Section 4.1 (if such amount is positive), or Forest shall pay to Spinco the Estimated Cash Amount determined pursuant to Section 4.1 (if such amount is negative), in either case by wire transfer in immediately available funds to a bank previously designated by the payee.

ARTICLE IV

CASH AMOUNT

Section 4.1                                      Estimated Cash Amount.  At least ten (10) Business Days prior to the Distribution Date, Forest shall prepare and deliver to the Company a calculation of Forest’s estimate of the Cash Amount (the “Estimated Cash Amount”), together with a statement setting forth in reasonable detail the basis and calculation thereof.

Section 4.2                                      Actual Cash Amount.  On or prior to the sixtieth (60th) calendar day after the Distribution Date, Forest shall prepare and deliver to Spinco and the Company a revised calculation of the Cash Amount based to the extent applicable on the actual operations of Spinco during the Measurement Period (the “Actual Cash Amount”), together with a statement setting forth in reasonable detail the basis and calculation thereof.  In preparing the Actual Cash Amount, Forest shall consult with the Company and its Representatives.  During the ninety (90) calendar days after receipt by Spinco of the Actual Cash Amount statement (the “Review Period”), Spinco shall review the Actual Cash Amount statement in order to determine whether the Actual Cash Amount statement should be adjusted.  If Spinco so determines, Spinco shall, within five (5) Business Days after the end of the Review Period, deliver to Forest a reconciliation of the calculation of the Actual Cash Amount to Spinco’s proposed adjustment (the “Reconciliation Statement”), together with a statement setting forth in reasonable detail the basis of its calculation.  Unless Forest delivers the Dispute Notification referred to in Section 4.4 below, the Reconciliation Statement shall be deemed to be final, binding and conclusive on the parties hereto.

Section 4.3                                      Incremental Tax Amount.  On or prior to June 30, 2006, Forest shall prepare and deliver to Spinco and the Company a calculation of estimated income taxes included in the calculation of the Actual Cash Amount, revised only to reflect actual depreciation, depletion, and amortization deductions to be claimed by Forest with respect to Spinco Assets during the Measurement Period, together with a statement setting forth in reasonable detail the basis and calculation thereof. Within 15 Business Days of receipt of the calculation, (a) if the revised calculation exceeds the hypothetical income taxes included in the calculation of the Actual Cash Amount, then Spinco shall pay to Forest an amount equal to such excess and (b) if the revised calculation is less than the hypothetical income taxes included in the calculation of the Actual Cash Amount, then Forest shall pay to Spinco an amount equal to such difference.  In either case, payment shall be made in cash by wire transfer in immediately available funds to a bank previously designated by Forest or Spinco, as the case may be.

Section 4.4                                      Dispute Resolution Procedure.  Within five (5) Business Days after receipt of the Reconciliation Statement, Forest shall notify Spinco of any dispute thereof, specifying the amount in dispute thereof and, in reasonable detail, the basis for and its calculation thereof (the “Dispute Notification”). Thereafter, Forest and Spinco shall attempt to resolve the dispute, and any such resolution shall be final, binding and conclusive on the parties hereto.  If Forest and Spinco are unable to reach a resolution within thirty (30) Business Days after the receipt by Spinco of the Dispute Notification, Forest and Spinco shall submit the items remaining in dispute for resolution to the Independent Accounting Firm.  The Independent Accounting Firm shall, within thirty (30) Business Days after such submission, determine and report to Forest and Spinco upon such remaining disputed items, and such report shall be final, binding and conclusive on the parties hereto.  The fees and disbursement of the Independent Accounting Firm shall be allocated between Forest and Spinco in the same proportion that the aggregate amount of such remaining disputed items so submitted to the Independent Accounting Firm that is unsuccessfully disputed by each such party (as finally determined by the Independent Accounting Firm) bears to the total amount of such remaining disputed items so submitted.

Section 4.5                                      Payment of Cash Amount.  Not later than three (3) Business Days following the date on which the Cash Amount is deemed to be final, binding and conclusive, (a) if the Cash Amount exceeds the Estimated Cash Amount, then Spinco shall pay to Forest an amount equal to such excess, with interest accrued thereon from the Distribution Date to the payment date at the rate of 6.5% per annum, and (b) if the Cash Amount is less than the Estimated Cash Amount, then Forest shall pay to Spinco an amount equal to such difference, with interest accrued thereon from the Distribution Date to the payment date at the rate of 6.5% per annum, in either case in cash by wire transfer in immediately available funds to a bank previously designated by Forest or Spinco, as the case may be.

ARTICLE V

SURVIVAL AND INDEMNIFICATION

Section 5.1                                      Survival of Agreements.  All representations, warranties, covenants and agreements of the parties hereto contained in this Agreement shall survive the Distribution Date.

Section 5.2                                      Indemnification.

(a)                                  Except as specifically otherwise provided in the other Transaction Agreements, Spinco shall indemnify, defend and hold harmless the Forest Indemnitees from and against all Indemnifiable Losses arising out of or due to the failure of any member of the Spinco Group (i) to pay or satisfy any Spinco Liabilities, whether such Indemnifiable Losses relate to events, occurrences or circumstances occurring or existing, or whether such Indemnifiable Losses are asserted, before, on or after the Distribution Date, or (ii) to perform any of its obligations under this Agreement.

(b)                                 Except as specifically otherwise provided in the other Transaction Agreements, Forest shall indemnify, defend and hold harmless the Spinco Indemnitees from and against all

Indemnifiable Losses arising out of or due to the failure of any member of the Forest Group (i) to pay or satisfy any Forest Liabilities, whether such Indemnifiable Losses relate to events, occurrences or circumstances occurring or existing, or whether such Indemnifiable Losses are asserted, before, on or after the Distribution Date, (ii) to transfer to Spinco or any member of the Spinco Group all of the Spinco Assets, or (iii) to perform any of its obligations under this Agreement.  In addition to and without limiting the generality of the foregoing, Forest shall indemnify, defend and hold harmless the Spinco Indemnitees from and against all Indemnifiable Losses (including Indemnifiable Losses arising from the Spinco Indemnitees’ efforts to collect from other potentially responsible parties) in excess of $10.0 million in the aggregate, as actually incurred by Spinco, arising in connection with the conditions described in clauses (ii) and (iv) of Section 4.10 of the Spinco Disclosure Schedule, provided that Spinco shall have used commercially reasonable efforts to collect from other potentially responsible parties their share of costs associated with such conditions, including without limitation the pursuit of litigation against such potentially responsible parties at Forest’s reasonable request.

(c)                                  Notwithstanding anything to the contrary set forth herein, indemnification relating to any arrangements between any member of the Forest Group and any member of the Spinco Group (which arrangements, if entered into on or after the date hereof, shall have been executed subject to Company Consent) for the provision after the Distribution Date of goods and services in the ordinary course shall be governed by the terms of such arrangements and not by this Section or as otherwise set forth in this Agreement and the other Transaction Agreements.

(d)                                 Indemnification for matters subject to the Tax Sharing Agreement is governed by the terms, provisions and procedures of the Tax Sharing Agreement and not by this Article V.

Section 5.3                                      Procedures for Indemnification for Third-Party Claims.

(a)                                  Forest shall, and shall cause the other Forest Indemnitees to, notify Spinco in writing promptly after learning of any Third-Party Claim for which any Forest Indemnitee intends to seek indemnification from Spinco under this Agreement.  Spinco shall, and shall cause the other Spinco Indemnitees to, notify Forest in writing promptly after learning of any Third-Party Claim for which any Spinco Indemnitee intends to seek indemnification from Forest under this Agreement.  The failure of any Indemnitee to give such notice shall not relieve any Indemnifying Party of its obligations under this Article V except to the extent that such Indemnifying Party is actually prejudiced by such failure to give notice.  Such notice shall describe such Third-Party Claim in reasonable detail considering the Information provided to the Indemnitee and shall indicate the amount (estimated if necessary) of the Indemnifiable Loss that has been claimed against or may be sustained by such Indemnitee.

(b)                                 Except as otherwise provided in paragraph (c) of this Section 5.3, an Indemnifying Party may, by notice to the Indemnitee and to Forest, if Spinco is the Indemnifying Party, or to the Indemnitee and Spinco, if Forest is the Indemnifying Party, at any time after receipt by such Indemnifying Party of such Indemnitee’s notice of a Third-Party Claim, undertake (itself or through another member of the Group of which the Indemnifying Party is a member) the defense or settlement of such Third-Party Claim, at such Indemnifying Party’s own expense and by counsel reasonably satisfactory to the Indemnitee.  If an Indemnifying Party undertakes the defense of any Third-Party Claim, such Indemnifying Party shall control the investigation and defense or settlement thereof, and the Indemnitee may not settle or compromise such Third-Party Claim, except that such Indemnifying Party shall not (i) require any Indemnitee, without its prior written consent, to take or refrain from taking any action in connection with such Third-Party Claim, or make any public statement, which such Indemnitee reasonably considers to be against its interests, or (ii) without the prior written consent of the Indemnitee and of Forest, if the Indemnitee is a Forest Indemnitee, or the Indemnitee and of Spinco, if the Indemnitee is a Spinco Indemnitee, consent to any settlement that does not include as a part thereof an unconditional release of the relevant Indemnitees from liability with respect to such Third-Party Claim or that requires the Indemnitee or any of its Representatives or Affiliates to make any payment that is not fully indemnified under this Agreement or to be subject to any non-monetary remedy.  Subject to the Indemnifying Party’s control rights, as specified herein, the Indemnitees may participate in such investigation and defense, at their own expense.  Following the provision of notices to the Indemnifying Party, until such time as an Indemnifying Party has undertaken the defense of any Third-Party Claim as provided herein, such Indemnitee shall control the investigation and defense or settlement thereof, without prejudice to its right to seek indemnification hereunder.

(c)                                  If an Indemnitee reasonably determines that there may be legal defenses available to it that are different from or in addition to those available to its Indemnifying Party which make it inappropriate for the Indemnifying Party to undertake the defense or settlement thereof, then such Indemnifying Party shall not be entitled to undertake the defense or settlement of such Third-Party Claim; and counsel for the Indemnifying Party shall be entitled to conduct the defense of such Indemnifying Party and counsel for the Indemnitee (selected by the Indemnitee) shall be entitled to conduct the defense of such Indemnitee, in which case the reasonable fees, costs and expenses of such counsel for the Indemnitee (but not more than one counsel reasonably satisfactory to the Indemnifying Party) shall be paid by such Indemnifying Party, it being understood that both such counsel shall cooperate with each other to conduct the defense or settlement of such action as efficiently as possible.

(d)                                 In no event shall an Indemnifying Party be liable for the fees and expenses of more than one counsel for all Indemnitees (in addition to local counsel and its own counsel, if any) in connection with any one action, or separate but similar or related actions, in the same jurisdiction arising out of the same general allegations or circumstances.

(e)                                  If the Indemnifying Party undertakes the defense or settlement of a Third-Party Claim, the Indemnitee shall make available to the Indemnifying Party and its counsel all information and documents reasonably available to it which relate to any Third-Party Claim, and otherwise cooperate as may reasonably be required in connection with the investigation, defense and settlement thereof, subject to the terms and conditions of a mutually acceptable joint defense agreement.

Section 5.4                                      Reductions for Insurance Proceeds and Other Recoveries.  The amount that any Indemnifying Party is or may be required to pay to any Indemnitee pursuant to this Article V shall be reduced (retroactively or prospectively) by any insurance proceeds or other amounts actually recovered from third parties by or on behalf of such Indemnitee in respect of the related Indemnifiable Losses.  The existence of a claim by an Indemnitee for insurance or against a third party in respect of any Indemnifiable Loss shall not, however, delay or reduce any payment pursuant to the indemnification provisions contained herein and otherwise determined to be due and owing by an Indemnifying Party.  Rather the Indemnifying Party shall make payment in full of such amount so determined to be due and owing by it and, if, and to the extent that, there exists a claim against any third party (other than an insurer) in respect of such Indemnifiable Loss, the Indemnitee shall assign such claim against such third party to the Indemnifying Party.  Notwithstanding any other provisions of this Agreement, it is the intention of the parties hereto that no insurer or any other third party shall be (i) entitled to a benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions or (ii) relieved of the responsibility to pay any claims for which it is obligated.  If an Indemnitee shall have received the payment required by this Agreement from an Indemnifying Party in respect of any Indemnifiable Losses and shall subsequently actually receive insurance proceeds or other amounts in respect of such Indemnifiable Losses, then such Indemnitee shall hold such insurance proceeds in trust for the benefit of such Indemnifying Party and shall pay to such Indemnifying Party a sum equal to the amount of such insurance proceeds or other amounts actually received, up to the aggregate amount of any payments received from such Indemnifying Party pursuant to this Agreement in respect of such Indemnifiable Losses.

Section 5.5                                      Remedies Cumulative.  The remedies provided in this Article V shall be cumulative and shall not preclude assertion by any Indemnitee of any other rights or the seeking of any other remedies against any Indemnifying Party.  However, the procedures set forth in Section 5.3 shall be the exclusive procedures governing any indemnity action brought under this Agreement, except as otherwise specifically provided in any of the other Transaction Agreements.

Section 5.6                                      Tax Treatment of Indemnity and Other Payments.  For all Tax purposes, the parties agree to treat any payment to the other party required by this Agreement (including any payment with respect to the Cash Amount) as either a contribution by Forest to Spinco or a distribution by Spinco to Forest, as the case may be, occurring immediately prior to the Distribution, except as otherwise mandated by applicable law.

Section 5.7                                      Survival of Indemnities.  The obligations of each of Forest and Spinco under this Article V shall survive the sale or other transfer by it of any of its Assets or Business or the assignment by it of any of its Liabilities, with respect to any Indemnifiable Loss of the other related to such Assets, Business or Liabilities.

ARTICLE VI

CERTAIN ADDITIONAL COVENANTS

Section 6.1                                      Notices to Third Parties.  In addition to the actions described in Section 6.2, the members of the Forest Group and the members of the Spinco Group shall cooperate to make all other filings and give notice to and obtain consents from all third parties that may reasonably be required to consummate the transactions contemplated by this Agreement and the other Transaction Agreements, including, without limitation, to cause a member of the Spinco Group to succeed Forest as operator of any of the Spinco Assets (both of record and under contractual arrangements).

Section 6.2                                      Licenses and Permits.  Each party hereto shall cause the appropriate members of its Group to prepare and file with the appropriate licensing and permitting authorities applications for the transfer or issuance, as may be necessary or advisable in connection with the transactions contemplated by this Agreement and the other Transaction Agreements, to its Group of all material governmental licenses and permits required for the members of its Group to operate its Business after the Distribution Date.  The members of the Spinco Group and the members of the Forest Group shall cooperate and use commercially reasonable efforts to secure the transfer or issuance of the licenses and permits.

Section 6.3                                      Intercompany Agreements.  Except as set forth on Section 6.3 of the Disclosure Schedule, all contracts, licenses, agreements, commitments and other arrangements, formal and informal, between any member of the Forest Group, on the one hand, and any member of the Spinco Group, on the other hand, in existence as of the Distribution Date, pursuant to which any member of either Group makes payments in respect of Taxes to any member of the other Group or provides to any member of the other Group goods or services (including management, administrative, legal, financial, accounting, data processing, insurance and technical support), or the use of any Assets of any member of the other Group, or the secondment of any employee, or pursuant to which rights, privileges or benefits are afforded to members of either Group as Affiliates of the other Group, shall terminate as of the close of business on the day prior to the Distribution Date, except as specifically provided herein or in the other Transaction Agreements.  From and after the Distribution Date, no member of either Group shall have any rights under any such contract, license, agreement, commitment or arrangement with any member of the other Group, except as specifically provided herein or in the other Transaction Agreements.

Section 6.4                                      Further Assurances.  In addition to the actions specifically provided for elsewhere in this Agreement, each of the parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement and the other Transaction Agreements.  Without limiting the foregoing, each party hereto shall cooperate with the other party, and execute and deliver, or use commercially reasonable efforts to cause to be executed and delivered, all instruments, and to make all filings with, and to obtain all consents, approvals or authorizations of, any governmental or regulatory authority or any other Person under any permit, license, agreement, indenture or other instrument, and take all such other actions as such party may reasonably be requested to take by any other party hereto from time to time, consistent with the terms of this Agreement and the other Transaction Agreements, in order to effectuate the provisions and purposes of this Agreement.

Section 6.5                                      Guarantee Obligations and Liens.

(a)                                  Forest and Spinco shall use their commercially reasonable efforts, and shall cause their respective Groups to use their commercially reasonable efforts:  (x) to terminate, or to cause a member of the Spinco Group to be substituted in all respects for any member of the Forest Group in respect of, all obligations of any member of the Forest Group under any Spinco Liabilities for which such member of the Forest Group may be liable, as guarantor, original tenant, primary obligor or otherwise, and (y) to terminate, or to cause Spinco Assets to be substituted in all respects for any Forest Assets in respect of, any liens or encumbrances on Forest Assets which are securing any Spinco Liabilities.  If such a termination or substitution is not effected by the Distribution Date:  (i) Spinco shall indemnify and hold harmless the Forest Indemnitees for any Indemnifiable Loss arising from or relating thereto, and (ii) without the prior written consent of Forest, from and after the Distribution Date, Spinco shall not, and shall not permit any member of the Spinco Group to, renew or extend the term of, increase its obligations under, or transfer to a third party, any loan, lease, contract or other obligation for which a member of the Forest Group is or may be liable or for which any Forest Asset is or may be encumbered unless all obligations of the Forest Group and all liens and encumbrances on any Forest Asset with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to Forest.

(b)                                 Forest and Spinco shall use their commercially reasonable efforts, and shall cause their respective Groups to use their commercially reasonable efforts:  (x) to terminate, or to cause a member of the Forest Group to be substituted in all respects for any member of Spinco Group in respect of, all obligations of any member of the Spinco Group under any Forest Liabilities for which such member of the Spinco Group may be liable, as guarantor, original tenant, primary obligor or otherwise, and (y) to terminate, or to cause Forest Assets to be substituted in all respects for any Spinco Assets in respect of, any liens or encumbrances on Spinco Assets which are securing any Forest Liabilities.  If such a termination or substitution is not effected by the Distribution Date:  (i) Forest shall indemnify and hold harmless the Spinco Indemnitees for any Indemnifiable Loss arising from or relating thereto, and (ii) without the prior written consent of Spinco, from and after the Distribution Date, Forest shall not, and shall not permit any member of the Forest Group to, renew or extend the term of, increase its obligations under, or transfer to a third party, any loan, lease, contract or other obligation for which a member of the Spinco Group is or may be liable or for which any Spinco Asset is or may be encumbered unless all obligations of the Spinco Group and all liens and encumbrances on any Spinco Asset with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to Spinco.

Section 6.6                                      Insurance.

(a)                                  Rights Under Policies.  Notwithstanding any other provision of this Agreement, from and after the Distribution Date, Spinco and the Spinco Subsidiaries will have no rights with respect to any Policies, except that (i) Forest will use commercially reasonable efforts to assist Spinco in asserting claims for any loss, liability or damage with respect to the Spinco Assets or Spinco Liabilities under Policies with third-party insurers which are “occurrence basis” insurance policies (“Occurrence Basis Policies”) arising out of insured incidents occurring from the date coverage thereunder first commenced until the Distribution Date to the extent that the terms and conditions of any such Occurrence Basis Policies and agreements relating thereto so allow and (ii) Forest will use commercially reasonable efforts to assist Spinco to continue to prosecute claims with respect to Spinco Assets or Spinco Liabilities properly asserted with an insurer prior to the Distribution Date under Policies with third-party insurers which are insurance policies written on a “claims made” basis (“Claims Made Policies”) arising out of insured incidents occurring from the date coverage thereunder first commenced until the Distribution Date to the extent that the terms and conditions of any such Claims Made Policies and agreements relating thereto so allow; provided, that in the case of both clauses (i) and (ii) above,

(A) all of Forest’s and each Forest Subsidiary’s reasonable costs and expenses incurred in connection with the foregoing are promptly paid by Spinco, (B) Forest and the Forest Subsidiaries may, at any time, without liability or obligation to Spinco or any Spinco Subsidiary (other than as set forth in Section 6.6(c)), amend, commute, terminate, buy-out, extinguish liability under or otherwise modify any Occurrence Basis Policies or Claims Made Policies (and such claims shall be subject to any such amendments, commutations, terminations, buy-outs, extinguishments and modifications), and (C) any such claim will be subject to all of the terms and conditions of the applicable Policy.  Forest’s obligation to use commercially reasonable efforts to assist Spinco in asserting claims under applicable Policies will include using commercially reasonable efforts in assisting Spinco to establish its right to coverage under such Policies (so long as all of Forest’s reasonable costs and expenses in connection therewith are promptly paid by Spinco).  In the event that the terms and conditions of any Policy do not allow Spinco the right to assert or prosecute a claim as set forth in clause (i) or (ii) above, then in such case, Forest shall use commercially reasonable efforts to pursue such claim under such Policy and Spinco shall promptly pay all of Forest’s and each Forest Subsidiary’s reasonable costs and expenses incurred in connection therewith.

(b)                                 Assistance by Forest.  Until the second anniversary of the Distribution Date, Forest will use commercially reasonable efforts to assist Spinco in connection with any efforts by Spinco to acquire insurance coverage with respect to the Spinco Business for incidents occurring prior to the Distribution Date; provided, that all of Forest’s reasonable costs and expenses incurred in connection with the foregoing are promptly paid by Spinco.

(c)                                  Forest Actions.  In the event that after the Distribution Date, Forest or any Forest Subsidiary proposes to amend, commute, terminate, buy-out, extinguish liability under or otherwise modify any Policies under which Spinco has rights to assert claims pursuant to Section 6.6(a) in a manner that would adversely affect any such rights of Spinco (i) Forest will give Spinco prior written notice thereof (it being understood that the decision to take any such action will be in the sole discretion of Forest) and (ii) Forest will pay to Spinco its equitable share (which shall be determined by Forest in good faith based on the amount of premiums paid or allocated to the Spinco business in respect of the applicable Policy) of any net proceeds actually received by Forest from the insurer under the applicable Policy as a result of such action by Forest (after deducting Forest’s reasonable costs and expenses incurred in connection with such action).

(d)                                 Administration.  From and after the Distribution Date:

(i)                                     Forest or a Forest Subsidiary, as appropriate, will be responsible for the Claims Administration with respect to claims of Forest and the Forest Subsidiaries under the Policies; and

(ii)                                  Spinco or a Spinco Subsidiary, as appropriate, will be responsible for the Claims Administration with respect to claims of Spinco and the Spinco Subsidiaries under the Policies.

(e)                                  Insurance Premiums.  Subject to clause (B) of the proviso to Section 6.6(a), from and after the Distribution Date, Forest will pay, if so directed by Spinco, all premiums

(retrospectively-rated or otherwise) as required under the terms and conditions of the respective Policies in respect of periods prior to the Distribution Date, whereupon Spinco will upon the request of Forest, promptly reimburse Forest for that portion of such premiums paid by Forest as are reasonably determined by Forest (and reasonably approved by Spinco) to be attributable to the Spinco Business.

(f)                                    Agreement for Waiver of Conflict and Shared Defense.  In the event that a Policy provides coverage for both Forest and/or a Forest Subsidiary, on the one hand, and Spinco and/or a Spinco Subsidiary, on the other hand, relating to the same occurrence, Forest and Spinco agree to defend jointly and to waive any conflict of interest necessary to the conduct of that joint defense.

(g)                                 Nothing in this Section 6.6 will be construed to limit or otherwise alter in any way the indemnity obligations of the parties to this Agreement, including those created by this Agreement, by operation of law or otherwise.

Section 6.7                                      Cooperation.  Spinco and its Affiliates shall cooperate and assist Forest, at Forest’s expense, in all reasonable efforts by Forest to pursue claims related to any gas imbalance at High Island 469.

ARTICLE VII

ACCESS TO INFORMATION

Section 7.1                                      Provision of Corporate Records.  Prior to or as promptly as practicable after the Distribution Date, Forest shall deliver or make available to Spinco all corporate books and records (including Tax records) of the Spinco Group in its possession and complete and accurate copies of all relevant portions of all corporate books and records of the Forest Group relating directly and predominantly to the Spinco Assets, the Spinco Business, or the Spinco Liabilities.  Forest may retain complete and accurate copies of such books and records.  From and after the Distribution Date, all such books, records and copies shall be the property of Spinco.  Prior to or as promptly as practicable after the Distribution Date, Spinco shall deliver or make available to Forest all corporate books and records (including Tax records) of the Forest Group in its possession and complete and accurate copies of all relevant portions of all corporate books and records of the Spinco Group relating directly and predominantly to the Forest Assets, the Forest Business, or the Forest Liabilities.  Spinco may retain complete and accurate copies of such books and records.  From and after the Distribution Date, all such books, records and copies shall be the property of Forest.  The costs and expenses incurred in the provision of records or other information to a party shall be paid for (including reimbursement of costs incurred by the receiving party) by the delivering party.

Section 7.2                                      Access to Information.  From and after the Distribution Date, each of Forest and Spinco shall afford to the other and to the other’s Representatives reasonable access and duplicating rights during normal business hours to all Information within the possession or control of such party’s Group relating to the other party’s Group’s pre-Distribution business, Assets or Liabilities or relating to or arising in connection with the relationship between the

Groups on or prior to the Distribution Date, to the extent such access is reasonably required for a reasonable purpose (including, without limitation, for the purpose of calculating the Cash Amount pursuant to Article IV of this Agreement), subject to the provisions below regarding Privileged Information.  Without limiting the foregoing, Information may be requested under this Section 7.2 for audit, accounting, regulatory, claims, litigation and Tax purposes, as well as for purposes of fulfilling disclosure and reporting obligations.

In furtherance of the foregoing:

(a)                                  Each party hereto acknowledges that:  (i) each of Forest and Spinco (and the members of the Forest Group and the Spinco Group, respectively) has or may obtain Privileged Information; (ii) there are and/or may be a number of Litigation Matters affecting each or both of Forest and Spinco; (iii) both Forest and Spinco have a common legal interest in Litigation Matters, in the Privileged Information and in the preservation of the confidential status of the Privileged Information, in each case relating to the pre-Distribution business of the Forest Group or the Spinco Group or relating to or arising in connection with the relationship between the Groups on or prior to the Distribution Date; and (iv) both Forest and Spinco intend that the transactions contemplated hereby and by the Merger Agreement and the other Transaction Agreements and any transfer of Privileged Information in connection therewith shall not operate as a waiver of any potentially applicable privilege.

(b)                                 Each of Forest and Spinco agrees, on behalf of itself and each member of the Group of which it is a member, not to disclose or otherwise waive any privilege attaching to any Privileged Information relating to the pre-Distribution business of the other Group or relating to or arising in connection with the relationship between the Groups on or prior to the Distribution Date, without providing prompt written notice to and obtaining the prior written consent of the other, which consent shall not be unreasonably withheld; provided, however, that Forest and Spinco shall not be required to give any such notice or obtain any such consent and may make such disclosure or waiver with respect to Privileged Information if such Privileged Information relates solely to the pre-Distribution business of the Forest Group in the case of Forest or the Spinco Group in the case of Spinco.  In the event of a disagreement between any member of the Forest Group and any member of the Spinco Group concerning the reasonableness of withholding such consent, no disclosure shall be made prior to a resolution of such disagreement by a court of competent jurisdiction, provided that the limitations in this sentence shall not apply in the case of disclosure required by law and so certified as provided in the first sentence of this paragraph.

(c)                                  Upon any member of the Forest Group or any member of the Spinco Group receiving any subpoena or other compulsory disclosure notice from a court, other governmental agency or otherwise which requests disclosure of Privileged Information, in each case relating to pre-Distribution business of the Spinco Group or the Forest Group, respectively, or relating to or arising in connection with the relationship between the Groups on or prior to the Distribution Date, the recipient of the notice shall promptly provide to the other Group (following the notice provisions set forth herein) a copy of such notice, the intended response, and all materials or information relating to the other Group that might be disclosed.  In the event of a disagreement as to the intended response or disclosure, unless and until the disagreement is resolved as provided in paragraph (b) of this Section, the parties shall cooperate to assert all defenses to disclosure claimed by either party’s Group, and shall not disclose any disputed documents or information until all legal defenses and claims of privilege have been finally determined, except as otherwise required by a court order requiring such disclosure.

Section 7.3                                      Production of Witnesses.  Subject to Section 7.2, after the Distribution Date, each of Forest and Spinco shall, and shall cause each member of its respective Group to make available to Spinco or Forest or any member of the Spinco Group or of the Forest Group, as the case may be, upon written request, such Group’s directors, officers, employees and agents as witnesses to the extent that any such Person may reasonably be required in connection with any Litigation Matters, administrative or other proceedings in which the requesting party may from time to time be involved and relating to the pre-Distribution business of the Forest Group or the Spinco Group or relating to or in connection with the relationship between the Groups on or prior to the Distribution Date.  The costs and expenses incurred in the provision of such witnesses shall be paid by the party requesting the availability of such persons.

Section 7.4                                      Retention of Records.  Except as otherwise agreed in writing, or as otherwise provided in the other Transaction Agreements, each of Forest and Spinco shall, and shall cause the members of the Group of which it is a member to, retain all Information in such party’s Group’s possession or under its control, relating directly and predominantly to the pre-Distribution business, Assets or Liabilities of the other party’s Group until such Information is at least ten years old or until such later date as may be required by law, except that if, prior to the expiration of such period, any member of either party’s Group wishes to destroy or dispose of any such Information that is at least three years old, prior to destroying or disposing of any of such Information, (a) the party whose Group is proposing to dispose of or destroy any such Information shall provide no less than 30 days’ prior written notice to the other party, specifying the Information proposed to be destroyed or disposed of, and (b) if, prior to the scheduled date for such destruction or disposal, the other party requests in writing that any of the Information proposed to be destroyed or disposed of be delivered to such other party, the party whose Group is proposing to dispose of or destroy such Information promptly shall arrange for the delivery of the requested Information to a location specified by, and at the expense of, the requesting party.

Section 7.5                                      Confidentiality.  Subject to Section 7.2, which shall govern Privileged Information, from and after the Distribution Date, each of Forest and Spinco shall hold, and shall use reasonable best efforts to cause its Affiliates and Representatives to hold, in strict confidence all Information concerning the other party’s Group obtained by it prior to the Distribution Date or furnished to it by such other party’s Group pursuant to this Agreement or the other Transaction Agreements and shall not release or disclose such Information to any other Person, except its Affiliates and Representatives, who shall be advised of the provisions of this Section 7.5, and each party shall be responsible for a breach by any of its Affiliates or Representatives; provided, however, that any member of the Forest Group or the Spinco Group may disclose such Information to the extent that (a) disclosure is compelled by judicial or administrative process or, based on advice of such Person’s counsel, by other requirements of law, or (b) such party can show that such Information was (i) in the public domain through no fault of such Person or (ii) lawfully acquired by such Person from another source after the time that it was furnished to such Person by the other party’s Group, and not acquired from such source subject to any confidentiality obligation on the part of such source known to the acquiror.  Notwithstanding the foregoing, each of Forest and Spinco shall be deemed to have satisfied its obligations under this Section 7.5 with respect to any Information (other than Privileged Information) if it exercises the same care with regard to such Information as it takes to preserve confidentiality for its own similar Information.

Section 7.6                                      Cooperation with Respect to Government Reports and Filings.  Forest, on behalf of itself and each member of the Forest Group, agrees to provide any member of the Spinco Group, and Spinco, on behalf of itself and each member of the Spinco Group, agrees to provide any member of the Forest Group, with such cooperation and Information as may be reasonably requested by the other in connection with the preparation or filing of any government report or other government filing contemplated by this Agreement or in conducting any other government proceeding relating to the business of the Forest Group or the Spinco Group, Assets or Liabilities of either Group or relating to or in connection with the relationship between the Groups prior to, on or after the Distribution Date.  Each party shall promptly forward copies of appropriate notices, forms and other communications received from or sent to any government authority which relate to the Forest Group, in the case of the Spinco Group, or the Spinco Group, in the case of the Forest Group.  Each party shall make its employees and facilities available during normal business hours and on reasonable prior notice to provide explanation of any documents or Information provided hereunder.

Section 7.7                                      Tax Sharing Agreement.  None of the provisions of this Article VII are intended to supercede any provision in the Tax Sharing Agreement with respect to matters related to Taxes.

ARTICLE VIII

NO REPRESENTATIONS OR WARRANTIES

Section 8.1                                      No Representations or Warranties.  Except as expressly set forth herein or in any other Transaction Agreement, Spinco and Forest understand and agree that no member of the Forest Group is representing or warranting to Spinco or any member of the Spinco Group in any way as to the Spinco Assets, the Spinco Business or the Spinco Liabilities.  Except as expressly set forth herein or in any other Transaction Agreement, Forest and Spinco understand and agree that no member of the Spinco Group is representing or warranting to Forest or any member of the Forest Group in any way as to the Forest Assets, the Forest Business or the Forest Liabilities.

ARTICLE IX

MISCELLANEOUS

Section 9.1                                      Conditions to the Distribution.  The obligations of Forest pursuant to this Agreement to effect the Distribution shall be subject to the fulfillment (or waiver by Forest with Company Consent) at or prior to the Distribution Date of the following conditions:

(a)                                  All material consents, approvals and authorizations of any Governmental Authority legally required for the making of the Distribution and the consummation of the other transactions contemplated by the Transaction Agreements shall have been obtained and be in effect in all material respects at the Distribution Date;

(b)                                 Any waiting period applicable to the Distribution or the Merger (including any extended waiting period arising as a result of a request for additional information by either the Federal Trade Commission or the Antitrust Division of the Department of Justice) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, shall have expired or been terminated and no court of competent jurisdiction or other Governmental Authority shall have issued any decree, judgment, injunction, writ, rule or other order that is in effect restraining, enjoining, prohibiting or otherwise imposing any material restrictions or limitations on the Distribution or the Merger;

(c)                                  The Registration Statements shall have become effective in accordance with the Exchange Act and the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order; all necessary permits and authorizations under state securities or “blue sky” laws, the Securities Act and the Exchange Act relating to the issuance and trading of shares of Spinco Common Stock to be issued in connection with the Distribution and the Merger, respectively, shall have been obtained and shall be in effect; and such shares of Spinco Common Stock and such other shares required to be reserved for issuance in connection with the Merger shall have been approved for listing on the New York Stock Exchange, Inc., subject to official notice of issuance;

(d)                                 The Requisite Approval shall have been obtained;

(e)                                  No action, proceeding or investigation by any Governmental Authority with respect to the Distribution or the Merger shall be pending that seeks to restrain, enjoin, prohibit or delay the making of the Distribution, the consummation of the Merger or the consummation of the other transactions contemplated by the Merger Agreement or to impose any material restrictions or requirements thereon or on any of the parties with respect thereto;

(f)                                    No action shall have been taken, and no statute, rule, regulation or executive order shall have been enacted, entered, promulgated or enforced by any Governmental Authority with respect to the Distribution or the Merger that, individually or in the aggregate, would (i) restrain, prohibit or delay the making of the Distribution or the consummation of the Merger or (ii) impose any material restrictions or requirements thereon or on any of the parties with respect thereto;

(g)                                 Forest shall have received an opinion of Weil, Gotshal & Manges LLP to the effect that the Contribution will constitute a reorganization under Section 368(a) of the Code and the Distribution will qualify under Section 355 of the Code.  In rendering such opinion, Weil, Gotshal & Manges LLP may require and rely upon representations contained in certificates of officers of Forest, Spinco and the Company substantially in the forms attached as Exhibits C, D and E hereto;

(h)                                 The Company shall have performed in all material respects its covenants and agreements contained in the Merger Agreement required to be performed at or prior to the Distribution Date;

(i)                                     The representations and warranties of the Company contained in the Merger Agreement shall have been true and correct in all respects when made and as of the Distribution Date as if made at such time (except to the extent such representations and warranties address matters as of a particular date), except in each case (i) where the failure to be true and correct, individually or in the aggregate, would not have a Material Adverse Effect on the Company or (ii) to the extent specifically contemplated by the Merger Agreement;

(j)                                     Forest shall have received the bondholder consent referenced in Section 3.2 of the Forest Disclosure Schedule to the Merger Agreement; and

(k)                                  Spinco and the Company shall have irrevocably confirmed to Forest and each other that each condition of the Merger Agreement to Spinco’s and the Company’s respective obligations to effect the Merger has been fulfilled or will be fulfilled at the Effective Time or is or has been waived by Spinco or the Company, as the case may be.

Section 9.2                                      Complete Agreement.  This Agreement, the Exhibits and the Disclosure Schedule hereto, the other Transaction Agreements and other documents referred to herein shall constitute the entire agreement between the parties hereto with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.  The Disclosure Schedule delivered pursuant hereto is expressly made a part of, and incorporated by reference into, this Agreement.  In the case of any conflict between the terms of this Agreement and the terms of any other Transaction Agreement, the terms of such other Transaction Agreement shall be applicable.

Section 9.3                                      Expenses.  Except as otherwise set forth herein or in the Merger Agreement, whether or not the Distribution or the other transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including costs and expenses attributable to the separation of the Assets as contemplated herein) shall be paid by the party incurring such costs or expenses.

Section 9.4                                      Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to its conflicts of laws principles.

Section 9.5                                      Notices.  All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed given upon (a) a transmitter’s confirmation of a receipt of a facsimile transmission (but only if followed by confirmed delivery of a standard overnight courier the following business day or if delivered by hand the following business day), (b) confirmed delivery of a standard overnight courier or when delivered by hand or (c) the expiration of five business days after the date mailed by certified or registered mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice):

If to Forest or any member of the Forest Group, to:

Forest Oil Corporation

1600 Broadway, Suite 2200

Denver, Colorado 80202
Attention:  General Counsel
Facsimile:  (303) 812-1510

with a copy (which shall not constitute effective notice) to:

Vinson & Elkins L.L.P.

666 Fifth Avenue, 26th Floor
New York, NY 10103-0040
Attention:  Alan P. Baden
Facsimile:  (917) 849-5337

If to Spinco or any member of the Spinco Group prior to the Distribution Date, to:

SML Wellhead Corporation

c/o Forest Oil Corporation

1600 Broadway, Suite 2200

Denver, Colorado 80202
Attention:  General Counsel
Facsimile:  (303) 812-1510

If to Spinco or any member of the Spinco Group after the Distribution Date, to:

SML Wellhead Corporation

c/o Mariner Energy, Inc.

2101 CityWest Blvd.

Building 4, Suite 900

Houston, TX 77042
Attention:  General Counsel
Facsimile:  (713) 954-5555

with a copy (which shall not constitute effective notice) to:

Baker Botts L.L.P.

910 Louisiana Street

Houston, Texas 77002
Attn:  Kelly B. Rose
Facsimile:  (713) 229-7996

or to such other address as any party hereto may have furnished to the other parties by a notice in writing in accordance with this Section.  Any notices or other communications required or permitted to be given hereunder to the Company shall be given pursuant to the terms of the Merger Agreement.

Section 9.6                                      Amendment and Modification.  This Agreement may be amended, modified or supplemented only by a written agreement signed by all of the parties hereto, with a Company Consent.

Section 9.7                                      Successors and Assigns; No Third-Party Beneficiaries.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns, but neither this Agreement nor any of the rights, interests and obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party and Company Consent.  Except for the provisions of Sections 5.2 and 5.3 relating to indemnities, which are also for the benefit of the Indemnitees, this Agreement is solely for the benefit of Forest, Spinco and the Company and their respective Subsidiaries, Affiliates, successors and assigns, and is not intended to confer upon any other Persons any rights or remedies hereunder.  For the avoidance of doubt, the parties agree that the Company shall be a third party beneficiary of this Agreement.

Section 9.8                                      Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 9.9                                      Interpretation.  The Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties hereto and shall not in any way affect the meaning or interpretation of this Agreement.

Section 9.10                                Severability.  If any provision of this Agreement or the application thereof to any person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party.

Section 9.11                                References; Construction.  References to any “Article,” “Exhibit,” “Schedule” or “Section,” without more, are to Articles, Exhibits, Schedules and Sections to or of this Agreement.  Unless otherwise expressly stated, clauses beginning with the term “including” or similar words set forth examples only and in no way limit the generality of the matters thus exemplified.

Section 9.12                                Termination.  Notwithstanding any provision hereof, following termination of the Merger Agreement, this Agreement may be terminated and the Distribution abandoned at any time prior to the Distribution Date by and in the sole discretion of the Board of Directors of Forest.  In the event of such termination, no party hereto or to any other Transaction Agreement (other than the Merger Agreement) shall have any Liability to any Person by reason of this Agreement or any other Transaction Agreement (other than the Merger Agreement).

Section 9.13                                Consent to Jurisdiction and Service of Process.  Each of the parties to this Agreement hereby irrevocably and unconditionally (i) agrees to be subject to, and hereby consent and submits to, the jurisdiction of the courts of the State of Delaware and of the federal courts sitting in the State of Delaware, (ii) to the extent such party is not otherwise subject to service of process in the State of Delaware, hereby appoints the Corporation Trust Company as such party’s agent in the State of Delaware for acceptance of legal process and (iii) agrees that service made on any such agent set forth in (ii) above shall have the same legal force and effect as if served upon such party personally within the State of Delaware.

Section 9.14                                Waivers.  Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement.  The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

Section 9.15                                Specific Performance.  The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

Section 9.16                                Waiver of Jury Trial.  Each of the parties hereto irrevocably and unconditionally waives all right to trial by jury in any litigation, claim, action, suit, arbitration, inquiry, proceeding, investigation or counterclaim (whether based in contract, tort or otherwise) arising out of or relating to this Agreement or the actions of the parties hereto in the negotiation, administration, performance and enforcement thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

FOREST OIL CORPORATION

By:
Name:
Title:

SML WELLHEAD CORPORATION

By:
Name:
Title: